EXHIBIT (d)(2)(H)

Scheduled Increase Rider

The Union Central Life  Insurance  Company

Cincinnati, Ohio

SCHEDULED INCREASE  RIDER  FOR  THE  INSURED

BENEFIT. We  will  automatically increase the specified amount on  annual  dates  as  described   in  the  following section. The amount  of  increase will be  the  scheduled increase amount shown on the  policy  schedule and will  not  be  subject  to evidence of  insurability.

CONDITIONS. Increases  will  take  place  on  each  annual  date,  subject  to  the  following:

(1)   no increase  will  be  made  after  the  annual  date  nearest  the  insured's 65th  birthday;  and

(2)   total increases may not  exceed  two  times  the  initial  specified  amount.

The rate  class  applicable  to  each  increase  will  be  the  rate  class  of  the  insured  on  the  effective  date  of  this  rider.

REJECTION OF INCREASE. We  will  mail  you  a  revised  policy  schedule  for  each  increase. Acceptance is  automatic. You  may  reject  the  increase  by  written  notice  to  us  and  return  of  the  revised  policy  schedule  within  30  days  of  the  increase date.

TERMINATION OF  RIDER. This  rider  will  terminate;

(1)   when any  increase  is  rejected;  or

(2)  when  the  specified  amount  is  reduced;  or

(3)   when the  policy  terminates;  or

(4)  on  the  first  monthly  date  after  you  give  us  written  notice;  or

(5)  on  the  expiry  date  shown  on  the  policy  schedule.

REINSTATEMENT. Within  five  years  after  your  rider  terminates, you  may  put  this  rider  back  in  force  by  written  notice to  us  if:

(1)   the policy  is  in  force;  and

(2)   you  provide  us  with  evidence  of  insurability.

CONTRACT. This  rider  is  made  a  part  of  the  policy. It is  based  on  the  application and any  supplemental  applications for this  rider.

RIDER SPECIFICATIONS. The effective date and benefit amount for this rider are shown on the policy schedule. There is  no  charge  for  this  rider.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President